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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NETBANK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NETBANK, INC.
11475 Great Oaks Way
Suite 100
Alpharetta, Georgia 30022

Dear Shareholder:

        You are cordially invited to attend our 2003 Annual Meeting of Shareholders, which will be held at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022 on April 24, 2003 at 10:00 a.m., local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

        The attached Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the meeting. We also will report on our operations during the past year and during the first quarter of fiscal 2003, as well as on our plans for the future.

        We are including with this Proxy Statement a copy of our Annual Report. It contains information on our operations and financial performance as well as our audited financial statements.

        Please take this opportunity to become involved in the affairs of the Company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Douglas K. Freeman Chairman and Chief Executive Officer

NETBANK, INC.

11475 Great Oaks Way
Suite 100
Alpharetta, Georgia 30022
(770) 343-6006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2003

        The Annual Meeting of Shareholders of NetBank, Inc. (the "Company"), will be held at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022 on Thursday, April 24, 2003, at 10:00 a.m., to consider and vote upon the following matters:

  1.
  To elect directors to serve for the terms indicated in the accompanying Proxy Statement.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

  3.
  To transact such other business as may properly come before such meeting or any adjournment thereof.

        The Board of Directors has established the close of business on March 3, 2003 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

        We hope you will be able to attend the meeting. To ensure that the greatest number of shareholders will be present either in person or by proxy, however, we ask that you date and sign the accompanying proxy card and return it as promptly as possible in the enclosed self-addressed envelope. No postage is required if mailed in the United States.

        If you attend the Annual Meeting in person, you may revoke your proxy at the meeting and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, you should complete and return each proxy.

By Order of the Board of Directors:

Charles E. Mapson Secretary

March 28, 2003

NETBANK, INC.

11475 Great Oaks Way
Suite 100
Alpharetta, Georgia 30022
(770) 343-6006

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2003

INTRODUCTION

Time and Place of the Meeting

        The Company's Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, April 24, 2003, at 10:00 a.m., at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022, and at any adjournment of the meeting.

Record Date and Mailing Date

        The close of business on March 3, 2003 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about March 31, 2003.

Number of Shares Outstanding

        As of the close of business on the Record Date, the Company had 100,000,000 shares of common stock, $.01 par value, authorized, of which 48,134,197 shares were issued and outstanding. Each such share is entitled to one vote on all matters to be presented at the meeting.

VOTING AT THE ANNUAL MEETING

Procedures for Voting by Proxy

        If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the nominated directors, FOR ratification of the appointment of Ernst & Young LLP as our independent auditors, and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. You can revoke your proxy by delivering to the Secretary of the Company, at the Company's address as listed above, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

        A quorum will be present if a majority of the outstanding shares of common stock are present in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. To be elected, a director must receive more votes than any other nominee for the same seat on the Board of Directors. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors. In general, to approve any other matter presented for shareholder approval, the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal, provided a quorum is present.

Effect of Abstentions

        A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter, and will therefore have no effect on the outcome of the vote on the election of directors or the ratification of the appointment of the Company's independent auditors.

Effect of Broker Non-Votes

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Brokerage firms that are members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors and the ratification of independent auditors. Proxies that brokers do not vote on one or more proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Since brokers have discretion to vote on the election of directors and the ratification of the appointment of the Company's independent auditors, broker non-votes will not occur or affect the outcome of the vote on these proposals.

SOLICITATION OF PROXIES

        The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our soliciting material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table lists, as of the Record Date, the number of shares of common stock beneficially owned by (1) each current director and nominee, (2) the executive officers named in the Summary Compensation Table, (3) each person or entity known to us to be the beneficial owner of more than five percent of the outstanding common stock, based on Schedule 13G and 13D Reports filed with the Securities and Exchange Commission and the information contained in those filings, and (4) all current executive officers and directors as a group. Unless otherwise indicated, each person or entity has sole voting and dispositive power with respect to the indicated shares.

Name of Beneficial Owner		Number of Shares Beneficially Owned (1)(2)		Percent of Class
(i)	Directors and Director Nominees
	Stuart M. Cable	146,817		*
	Ward H. Clegg	99,664		*
	Douglas K. Freeman(3)	926,893		1.91%
	J. Stephen Heard	43,000		*
	David W. Johnson, Jr.	494,872		*
	T. Stephen Johnson	609,205	(4)	1.27%
	Robin C. Kelton	92,853		*
	Thomas H. Muller, Jr.	45,814		*
	Donald S. Shapleigh, Jr.	269,440		*
	Joel A. Smith, III	33,300		*
	W. James Stokes	62,240		*
(ii)	Non-Directors, Named Executive Officers
	D.R. Grimes	111,000		*
	Steven F. Herbert	121,965		*
	Charles E. Mapson	34,702		*
	Jerald W. McCoy	61,103		*
	William M. Ross	125,593		*
(ii)	Non-Directors, 5% Beneficial Owners
	FMR Corp.	3,221,919	(5)	6.69%
	Wellington Management Company, LLP	2,564,899	(6)	5.33%
(iv)	All current Executive Officers and Directors as a Group (16 persons)	3,188,612	(7)	6.48%

*
Indicates less than one percent of the shares of common stock outstanding as of the Record Date.
(1)
Includes the following numbers of shares subject to options exercisable within 60 days following the Record Date for the indicated reporting person:
Mr. Cable	130,407	Mr. Muller	16,000
Mr. Clegg	13,000	Mr. Mapson	28,382
Mr. Freeman	505,830	Mr. McCoy	49,063
Mr. Grimes	45,000	Mr. Shapleigh	13,000
Mr. Heard	13,000	Mr. Ross	92,064
Mr. Herbert	57,677	Mr. Smith	31,024
Mr. D. Johnson	27,571	Mr. Stokes	13,000
Mr. T. S. Johnson	10,000	Mr. Kelton	92,853
(2)
Includes for Messrs. Freeman, Herbert, Mapson, McCoy and Ross awards of restricted common stock of 15,000, 5,000, 5,000, 3,000 and 3,000 shares, respectively, which awards vest over a four-year period commencing February 4, 2004 in increments of 25% each year.
(3)
Mr. Freeman is also an executive officer of the Company.
(4)
Includes 302,053 shares owned of record by Mr. Johnson's spouse, Mary E. Johnson.
(5)
Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., and a registered investment adviser is the beneficial owner as a result of acting as investment adviser to various investment companies. Fidelity is located at 82 Devonshire Street, Boston, Massachusetts 02109.
(6)
Wellington Management Company, LLP, a registered investment adviser, is the beneficial owner as a result of acting as investment adviser to various clients. Wellington is located at 75 State Street, Boston, Massachusetts 02109.
(7)
Includes 1,109,871 shares subject to options exercisable within 60 days following the Record Date.

PROPOSAL ONE
ELECTION OF DIRECTORS

        The Board of Directors consists of 11 members and is divided into three classes. The director nominees and directors whose terms will continue are listed below. The terms to be served by the members of each class below will expire at the Annual Meeting of Shareholders in the year indicated and upon the election and qualification of their successors. Mr. Shapleigh is currently a Class III Director who, for personal reasons, has determined not to stand for reelection to the Board of Directors in 2003. This will create a vacancy on the Board of Directors, which vacancy will temporarily be filled by the Board of Directors after completion of a search and upon recommendation by the Corporate Governance Committee. The Board of Directors intends to reclassify the vacancy as a Class I Director, which would require that the permanent filling of the vacancy be subject to shareholder vote at the 2004 Annual Meeting of Shareholders. Information regarding all of our current directors and nominees is presented below.

	Age	Director Since	Position
Director Nominees
Class III (For a Term Expiring in 2006)
Robin C. Kelton	68	1997	Director
Thomas H. Muller, Jr.	61	1997	Director
David W. Johnson, Jr	54	2002	Director
Incumbent Directors
Class I (For a Term Expiring in 2004)
T. Stephen Johnson	53	1996	Director
Stuart M. Cable	50	2002	Director
Joel A. Smith, III	57	2002	Director
Class II (For a Term Expiring in 2005)
Ward H. Clegg	51	1996	Director
J. Stephen Heard	60	1996	Director
W. James Stokes	44	1997	Director
Douglas K. Freeman	52	2002	Chairman, Chief Executive Officer and Director

        Stuart M. Cable is an attorney with Goodwin Procter LLP. He served as a director of Resource Bancshares Mortgage Group, Inc. ("RBMG") from 1992 until its acquisition by the Company on March 31, 2002, at which time he became a director of the Company.

        Ward H. Clegg has over 25 years of financial industry experience, primarily in the areas of operations, systems and major projects. Over the past 17 years, he has served as a director and as a member of senior management for various financial institutions. He has also served as a consultant to various institutions including The Southern Financial Group (formerly Carolina First) and the Company, where he participated in NetBank's development and initial launch.

        Douglas K. Freeman has served as Chief Executive Officer of the Company since March 31, 2002 and as Chairman since January 29, 2003. From January 2000 to March 31, 2002, he served as Chief Executive Officer of RBMG, which was acquired by the Company on March 31, 2002. From April 1999 to January 2000, he served as President of Bank of America Consumer Finance Group, a division of Bank of America, N.A., managing the bank's consumer lending and finance business. From March 1998 until April 1999, he served as President of the Consumer Finance Group of NationsBank, N.A. From March 1996 until March 1998, he served as Chief Consumer Credit Executive of Barnett Banks, Inc.

        J. Stephen Heard has 37 years experience in the information systems industry, including a 30- year career in management, sales and systems engineering with IBM, from which he is retired. He has provided management and information system consulting services to, and participated in the development of, businesses in the industry, having served as President of Heard Systems, Inc. and Vice President, Hartford Computer Group.

        David W. Johnson, Jr.    has served as a director of the Company since March 31, 2002. He served as a director of RBMG from 1992 to March 31, 2002 and in various capacities with RBMG from 1992 until his retirement in 2000, including Chief Operating Officer (May 2000 through November 2000), President (September 1999 through May 2000), Chief Executive Officer (October 1999 through January 2000), Vice Chairman (1992 to 1999) and Managing Director (1993 to 1999).

        T. Stephen Johnson served as non-executive Chairman of the Board from the inception of the Company in February 1996 until January 29, 2003, when he was named Chairman Emeritus. He is Chairman of T. Stephen Johnson & Associates ("TSJ&A"), a bank consulting firm located in Roswell, Georgia. The firm specializes in mergers, acquisitions and regulatory consulting. TSJ&A has served as advisor and consultant in the formation of approximately 70 banks in the southeastern United States. Mr. Johnson served in a management capacity for two large Atlanta banks before forming TSJ&A in 1987. Mr. Johnson also serves as Vice Chairman of Florida Banks, Inc., a bank holding company, Chairman of Directo, Inc., a card payment and processing company, and Chairman of Teamstaff, Inc., a publicly traded employee staffing company. In addition, he is principal owner of Bank Assets Inc., a provider of benefit programs for directors and officers of banks, and TSJ Advisory Group, an investment advisory company.

        Robin C. Kelton is Chairman and Chief Executive Officer of Kelton International Ltd., an investment banking firm formed in January 1996 specializing in the banking and insurance industries. He is founder and former Chairman and Chief Executive Officer of the Fox-Pitt, Kelton Group and Fox-Pitt, Kelton, Inc. In addition, he is Chairman of Thomas Murray Limited, a financial services company, Chairman of Findlay Park Investment Management Ltd. and Eagle & Dominion Asset Management Ltd., both fund management companies, and Executive Chairman of Financial Centre Corporation, the St. Lucia offshore financial centre.

        Thomas H. Muller, Jr.    has served as Executive Vice President and Chief Financial Officer of SpectRx, Inc., a medical device company, since December 1996. Mr. Muller has also served as President of Muller & Associates, a firm providing financial management services to entrepreneurial enterprises, since 1992 and served as Chief Financial Officer of Nurse On Call, Inc., a healthcare software company, from 1993 to 1996. From 1993 to 1995, Mr. Muller also served as Chief Financial Officer of Amstel, Inc., a beverage manufacturing and marketing company. From 1984 to 1992, Mr. Muller served as Chief Financial Officer of HBO & Company, a leading healthcare information systems company.

        Joel A. Smith, III has served as the Dean of the Darla Moore School of Business at the University of South Carolina since October 2000. From June 1998 until his retirement in August 2000, Mr. Smith was President of the East Region of Bank of America, N.A. For more than three years prior to June 1998, Mr. Smith was President of NationsBank of the Carolinas. Mr. Smith is also a director of Avanex Corporation and Carolina National Bank. He also served as a director of RBMG from January 2001 to March 31, 2002.

        W. James Stokes has served as Senior Vice President of T. Stephen Johnson & Associates since 1987. He serves as Head of Analysis, with a focus on bank mergers and acquisitions, stock valuations, fairness opinions and regulatory assistance. In addition, Mr. Stokes concurrently serves as President and Managing Director of TSJ Advisory Group, Inc., an investment advisory firm.

Committees of the Board of Directors

        The Board of Directors has established an Executive Committee, which has the authority to consider and act on behalf of the Board on important matters between scheduled director meetings unless specific Board action is required or unless otherwise restricted by our Articles of Incorporation or Bylaws or by action of our Board of Directors. The Executive Committee currently consists of Messrs. T.S. Johnson, Freeman, Kelton, Muller and Smith. The Committee met three times during 2002.

        The Board of Directors has established a Compensation Committee, which sets the compensation for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The Compensation Committee currently consists of Messrs. Smith (chairman), Cable and Muller. The Committee met four times during 2002.

        The Board of Directors has also established an Audit Committee, which selects and engages the independent public accountants to audit the Company's annual financial statements and approves any special assignments given to the accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee currently consists of Messrs. Muller (chairman), D. Johnson, and Stokes. The Committee met twelve times during 2002.

        In August, 2002, the Board of Directors established a Corporate Governance Committee, which also serves as the nominating committee. The Committee's responsibilities include nomination of directors, appointment of directors to committees, the designation of committee chairpersons, director evaluation and compensation, monitoring of the Company's compliance with the corporate governance principles of the Sarbanes-Oxley Act of 2002 and applicable stock exchanges and the monitoring of standards relating to ethics, conflicts of interest, independence, confidentiality and insider trading. The Corporate Governance Committee currently consists of Messrs. Cable (chairman) and Clegg. The Committee met two times during 2002.

        The Board of Directors may from time to time establish other committees. The Board of Directors does not have a nominating committee.

Compensation Committee Interlocks and Insider Participation

        During 2002, the Compensation Committee was comprised at times of Messrs. Heard (through March 31, 2002), T.S. Johnson (through August 21, 2002), Smith (from March 31, 2002), Cable (from March 31, 2002) and Muller (through March 31, 2002 and from August 21, 2002). None of these persons has served as an executive officer of the Company. During 2002, no executive officer of the Company served as a director or member of the Compensation Committee of any other entity of which Messrs. Heard, T.S. Johnson, or Muller served as an executive officer.

        The BOLI policies referred to under "Director Compensation" were purchased to offset the expense associated with the Company's supplemental retirement plan. Benmark, Inc.("Benmark"), a compensation and benefits consulting firm, administers the plan. Bank Assets, Inc. served as agent and, in 2002, received a commission of $69,374 from Benmark. Mr. T.S. Johnson is a principal shareholder of Bank Assets, Inc. The BOLI policies owned by the Company insure the lives of the participants in the plan.

        On December 19, 2002, the Company completed an issuance of $4.25 million in trust preferred securities. T. Stephen Johnson & Associates, Inc. ("TSJA") received from a co-placement agent in that transaction finder's fees of $31,875. Mr. T.S. Johnson is the sole shareholder of TSJA and Mr. Stokes is an executive officer.

        On April 23, 2002, the Company's banking subsidiary, NetBank (the "Bank"), entered into an Account Relationship and Processing Agreement with Directo, Inc., providing for the processing of certain deposit accounts established for employees of clients of Directo. The employees that participate in the Directo program maintain deposit accounts at the Bank that are accessible only through debit card transactions. Directo has funded an escrow account at the Bank to cover any potential transactional losses by the Bank connected with the program. Fees from the participant employees in the amount of $157,000 collected by the Bank on behalf of Directo were paid to Directo, after deduction of $23,000 in fees due to the Bank. Mr. T.S. Johnson owns 6.8% of Directo. Mr. T.S. Johnson and Mr. Kelton are directors of Directo.

Director Compensation

        Effective in April 2002, our non-employee directors received a $1,000 fee per board meeting attended and $5,000 per quarter for their services as directors. In addition to his directors' fees, T.S. Johnson received a retainer of $15,000 for his efforts in negotiating and effecting the acquisition of RBMG. Audit Committee members received $2,000 per meeting attended. Compensation Committee and Corporate Governance Committee members received $1,000 per meeting attended. Non-Employee members of the Bank's Board of Directors and the Bank's Risk Committee received $1,000, respectively, per meeting attended. The fee may be paid in cash or the equivalent number of shares of the Company common stock. We may also reimburse directors for reasonable expenses incurred in connection with attending meetings of the Board of Directors.

        On December 27, 2002, all of the directors except Mr. Freeman, were granted options to purchase 5,000 shares of common stock at an exercise price of $9.35 per share. The options vested immediately on the date of grant.

        The Company has purchased certain bank owned life insurance ("BOLI") policies that insure the lives of the participants in the supplemental retirement plan. These participants include the following directors effective January 1, 2002: Messrs. Clegg, Heard, T.S. Johnson, Muller, Shapleigh and Stokes. On August 22, 2002, the Company approved the purchase of certain BOLI policies that insure the lives of Messrs. Cable, D. Johnson and Smith, whose service as directors of the Company commenced on April 1, 2002. The tax-free earnings from these policies will be used to offset the expense associated with the supplemental retirement plan for each of the aforementioned directors. The total premium cost to the Company is $14,535,000, of which $12,210,000 was paid in 2002.

        The Board of Directors recommends a vote FOR each of the Class III director nominees listed above. Proxies that we receive will be voted in favor of each of the listed nominees unless your proxy is marked to the contrary.

EXECUTIVE OFFICERS

        The following persons currently serve as executive officers of the Company:

Douglas K. Freeman	Age: 52

Mr. Freeman is the Chief Executive Officer of the Company. Please refer to the section of this Proxy Statement entitled "Election of Directors" above for additional information regarding Mr. Freeman's experience.
R. Theodore Brauch	Age: 44

Mr. Brauch has served as Chief Risk Executive of the Company since April 1, 2002. From September 1999 through March 2002, Mr. Brauch was engaged as a certified financial planner by AXA Advisors, LLC in Jacksonville, Florida. From November 1987 through March 1999, Mr. Brauch held various positions with Bank of America Corporation and its predecessor, Barnett Banks, Inc., including, Director of Business Savings and Investment, General Auditor and Senior Vice President of the Consumer Finance Group.
Steven F. Herbert	Age: 46
Mr. Herbert has served as Chief Finance Executive of the Company since April 5, 2002 and of RBMG since 1995.
Charles Mapson	Age: 45

Mr. Mapson has served as Chief Legal Executive and Secretary of the Company since April 1, 2002 and Chief Legal Executive of RBMG since June 2001. Mr. Mapson was a shareholder of Akerman, Senterfitt & Eidson, P.A. from November 1999 to August 2001 and of Milam Otero Larsen Dawson & Traylor, P.A. from August 1998 through October 1999. From August 1994 through January 1998, Mr. Mapson was Senior Counsel and Assistant General Counsel of Barnett Banks, Inc.
Jerald W. McCoy	Age: 38

Mr. McCoy has served as Chief Capital Markets Executive of the Company since April 1, 2002 and of RBMG since March 1, 2002. Mr. McCoy was Director of Risk Management & Structured Transactions of RBMG from August 2000 through February 2002. From February 1998 to July 2000 Mr. McCoy served as a Senior Vice President of Product Marketing & Dealer Services for AmSouth Bank. From November 1996 to January 1998 he served as Chief Financial Officer of EquiCredit Corporation a subsidiary of Barnett Banks, Inc.
William M. Ross	Age: 54

Mr. Ross has served as Chief Strategic Initiatives Executive of the Company since April 1, 2002 and of RBMG since July 2001. Mr. Ross was Chief Sales and Fulfillment Executive of RBMG from November 2000 to July 2001. He was president of EquiCredit Corporation, a wholly owned subprime mortgage company of Bank of America, from 1998 through 2000. Mr. Ross retired from Bank of America after 23 years of service. Prior to EquiCredit, he held the following positions at Bank of America and companies attained through acquisitions: Southeast Production Manager for NationsBanc Mortgage Company (1997 through 1998) and Executive Vice President of Barnett Mortgage Company, which was acquired by NationsBank (1986 through 1997).

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2002, 2001 and 2000 of our 2002 Chief Executive Officers and the four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2002.

Summary Compensation Table

								Long-Term Compensation Awards
	Annual Compensation							Number of Securities Underlying Options
Name and Principal Position									All Other Compensation
	Year	Salary		Bonus		Other
Douglas K. Freeman(1) Chairman and Chief Executive Officer	2002		$375,000		$392,175		$—	250,000		$103,449	(2)
D.R. Grimes (3) Former Chief Executive Officer	2002 2001 2000	$ $ $	103,000 402,500 350,000	$ $ $	800,000 175,000 200,000	$ $ $	— — —	— 50,000 250,000	$ $ $	2,382,109 — —	(4)
Steven F. Herbert (5) Chief Finance Executive	2002		$165,375		$219,436		$—	45,000		$13,000	(6)
Charles E. Mapson (5) Chief Legal Executive	2002		$130,000		$97,185		$—	35,000		$2,313	(6)
Jerald W. McCoy (5) Chief Capital Markets Executive	2002		$168,750		$296,322		$—	70,000		$13,000	(6)
William M. Ross (5) Chief Strategic Initiatives Executive	2002		$168,750		$297,180		$—	70,000		$15,094	(6)

(1)
Mr. Freeman was appointed as Chief Executive Officer effective April 1, 2002.
(2)
Includes (i) matching contributions under the Company's 401(k) plan in the amount of $13,000, (ii) $1,708 in connection with supplemental long-term disability insurance, (iii) $5,586 for Mr. Freeman's moving expenses and (iv) $83,155, which represents the difference between $820,655, which is the price the Company paid Mr. Freeman for the purchase of his home in Columbia, SC, and $737,500, which is the amount of the sale price, less commissions and closing costs, that the Company received upon sale of the home on February 24, 2003.
(3)
Mr. Grimes resigned his employment as Chief Executive Officer of the Company effective March 31, 2002.
(4)
The amount shown represents (i) $2,326,100 in severance payments; (ii) title to a car valued at $54,795 that was transferred to Mr. Grimes in connection with his resignation; and (iii) $1,124 in value of BOLI payments.
(5)
Messrs. Herbert, Mapson, McCoy and Ross were not employees or executive officers of the Company prior to April 1, 2002.
(6)
For Messrs. Herbert, Mapson and McCoy, the amount shown represents matching contributions under the Company's 401(k) plan. For Mr. Ross, the amount shown represents $1,912 in connection with supplemental long-term disability insurance and matching contributions under the Company's 401(k) plan in the amount of $13,182.

        The tables below set forth certain information at December 31, 2002, and for the fiscal year then ended, concerning stock options granted to the officers listed in the Summary Compensation Table.

        The Stock Option Grants in Fiscal 2002 table does not include a total of 1,249,633 options issued in connection with the acquisition of RBMG to all employees during 2002 pursuant to the exchange of RBMG options granted in prior years. Of the total options issued to all employees pursuant to the exchange of RBMG options granted in prior years, Mr. Freeman, Mr. Herbert, Mr. Mapson, Mr. McCoy and Mr. Ross received, pursuant to such exchange, options to purchase 385,830, 66,005, 11,382, 24,063 and 73,981 shares, respectively, with exercise prices per share ranging from $3.62 to $11.42, after giving effect to the exchange ratio. The Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values table shows the number and value of in-the-money options held by each such executive at December 31, 2002.

Stock Option Grants in Fiscal 2002

		Individual
				Percentage of Total Options Granted to all Employees In Fiscal 2002					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (1)
		Number of Securities Underlying Options Granted
Name	Date of Grant					Exercise Base Price Per Share		Expiration Date
									5%		10%
Mr. Freeman	3/31/2002	250,000	(2)	16.42%			$16.90	4/01/2012		$2,657,080		$6,733,562
Mr. Grimes	—	—		—			—	—		—		—
Mr. Herbert	4/01/2002 4/15/2002	15,000 30,000	(2) (2)	.99 1.97	% %	$ $	16.90 16.80	4/01/2012 4/15/2012	$ $	159,425 316,963	$ $	404,014 803,246
Mr. Mapson	4/01/2002	35,000	(2)	2.30%			$16.90	4/01/2012		$371,991		$942,699
Mr. McCoy	4/01/2002	50,000	(2)	3.28%			$16.90	4/01/2012		$531,416		$1,346,712
Mr. Ross	4/01/2002	70,000	(2)	4.60%			$16.90	4/01/2012		$743,982		$1,885,397

(1)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the price of our common stock.
(2)
Vests in five equal annual increments beginning the date of grant.

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

				Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
	Number of Shares Acquired On Exercise
Name
			Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Freeman	—		$—	435,830	200,000	$572,879	$0
Mr. Grimes	690,186		$7,831,385	45,000	—	$78,300	$0
Mr. Herbert	30,328	(2)	$361,102	44,677	36,000	$51,206	$0
Mr. Mapson	—		$—	18,382	28,000	$37,678	$0
Mr. McCoy	—		$—	34,063	40,000	$127,002	$0
Mr. Ross	9,000	(2)	$94,168	73,064	61,917	$272,430	$0

(1)
The closing price of our common stock, as reported by the Nasdaq Stock Market on the last trading date of the year, December 31, 2002, was $9.68 per share. The value is calculated on the basis of the difference between the option per share exercise price and $9.68 per share, multiplied by the number of shares of common stock underlying the option.
(2)
Mr. Hebert and Mr. Ross paid the exercise price in the form of shares withheld upon exercise and shares previously owned. The number of shares shown represents the total number of shares subject to the option exercise.

Employment Agreements

        Mr. Freeman's Employment Agreement.    Douglas K. Freeman and the Company entered into an employment agreement dated November 18, 2001, effective as of March 31, 2002 and amended as of April 1, 2002. The employment agreement provides that Mr. Freeman will serve as the chief executive officer of the Company. The employment agreement has an initial term of three years from the date of the merger, which is continually renewed each day so that it always remains a three-year term unless either party gives notice of nonrenewal.

        The Company will pay Mr. Freeman an annual base salary of not less than his annual base salary from RBMG as in effect immediately before the effective date of the agreement. As of that date, Mr. Freeman's annual base salary from RBMG was $500,000. Mr. Freeman will be entitled to participate in the Company's annual cash incentive compensation plan and will have an annual cash bonus target, referred to as his Minimum Bonus Amount, that is not less than the amount of the annual bonus earned by Mr. Freeman with respect to the last full completed period before the effective date of the agreement. Mr. Freeman's bonus for the year ended December 31, 2002 is set forth in the Summary Compensation Table.

        Mr. Freeman is also entitled to other benefits provided to similarly situated executives, including vacation, club dues and the use of a company-owned automobile. In addition, Mr. Freeman will receive a relocation package, including the Company's purchase of Mr. Freeman's residence in Columbia, SC for $820,655.

        As of March 31, 2002, Mr. Freeman was granted a nonqualified option to purchase 250,000 shares of the Company's common stock at an exercise price of $16.90 per share, which was equal to the closing price per share of the Company's common stock on the last trading day prior to the effective time of the RBMG acquisition. As of March 31, 2003, the option will be 40% vested and will vest 20% per year of service thereafter. The option will become fully vested in the event that a change in control of the Company occurs. If Mr. Freeman dies or becomes disabled, his employment is terminated by the Company without cause or he voluntarily resigns for good reason or with the approval of the Company's Board of Directors, his option will become fully vested. If Mr. Freeman's employment is terminated by the Company without cause, or if he resigns for good reason or with the approval of the Board of Directors, his option will remain exercisable for the remainder of the ten year term. If Mr. Freeman's employment is terminated for cause, the option will immediately terminate. Mr. Freeman will also receive additional equity awards commensurate with his position and at a level required to be competitive in the marketplace.

        If the Company terminates Mr. Freeman's employment without cause, or Mr. Freeman terminates his employment for good reason, the Company will be required to pay Mr. Freeman a lump sum equal to three times the sum of (a) his annual base salary, plus (b) the greater of (i) the Minimum Bonus Amount, and (ii) the maximum annual incentive bonus opportunity for which Mr. Freeman was eligible for the year in which the date of termination of employment occurs. In such event, Mr. Freeman would also be entitled to continued welfare benefits (or reimbursement for the cost of such benefits) for the greater of one year following the date of termination of employment or the unexpired portion of the term. Additionally, Mr. Freeman's outstanding equity awards would become fully vested and remain exercisable for their maximum remaining term.

        If Mr. Freeman's employment is terminated due to his death or disability, he will be entitled to receive a prorated bonus for the year of his termination. If Mr. Freeman's employment is terminated for cause or if he voluntarily terminates employment during the term without good reason, he will not be entitled to further payments under the employment agreement, except for accrued salary and any compensation and benefits payable under the terms of the Company's compensation and benefit plans.

        If any payment or benefit received by Mr. Freeman is a "parachute payment" as defined in Section 280G of the Internal Revenue Code, and as a result Mr. Freeman incurs an excise tax, the

Company will pay him such additional amount as is required to put him in the same after-tax position as if no excise tax were incurred.

        During the term of employment and for twelve months thereafter, Mr. Freeman may not solicit employees of the Company or solicit customers of the Company with whom he had material dealings while he was an employee. In the event of a dispute relating to Mr. Freeman's employment, the dispute will be settled by arbitration, and the Company will be required to pay all of Mr. Freeman's legal fees and expenses, except to the extent that his claim is determined to be frivolous. The Company will be required to cause any successor to all or substantially all of the business and/or assets of the Company to assume the employment agreement.

        Mr. Grimes' Employment Agreement.    D.R. Grimes, the Company, and the Bank entered into an employment agreement dated January 4, 1999, which was amended as of December 17, 2001 and February 11, 2002. The employment agreement, as amended, provided that Mr. Grimes would continue to serve as the chief executive officer of the Company and the Bank on an at-will basis. Mr. Grimes voluntarily resigned from the Company effective March 31, 2002.

        In accordance with the terms of the employment agreement, as amended, the Company and the Bank paid Mr. Grimes an annual base salary of $400,000 per year, an annual incentive bonus based on specific criteria related to the Company's financial performance, club dues and participation in a contemplated deferred compensation program for senior executives up until his resignation March 31, 2002. Mr. Grimes also received the title to the car provided to him for his use by the Company (a value of $54,795) and a special bonus equal to $800,000 upon the closing of the RBMG acquisition.

        All of Mr. Grimes' outstanding nonqualified stock options will remain exercisable for the lesser of two years from March 31, 2002 or the expiration of the option's maximum term. Mr. Grimes received a $1,000,000 cash payment for cancellation of certain of his outstanding options on the same terms as were offered for the cancellation of other options with the same exercise price in the Company's option tender offer completed on April 2, 2002. Mr. Grimes also received a cash payment equal to $1.00 per share for each share subject to options that he cancelled during the 2000 calendar year, or $250,000.

        The Company paid Mr. Grimes a lump sum severance payment equal to $2,326,100 in accordance with the terms of his employment agreement. In addition, Mr. Grimes will also be entitled to continue employee benefits (other than an automobile allowance) provided to similarly situated executives (or the cost to the Company of such benefits) through March 31, 2005.

        Mr. Grimes' employment agreement contains confidentiality and cooperation provisions and a general release of claims.

        Other Executive Officers' Employment Agreements.    Messrs. Brauch, Herbert, Mapson, McCoy and Ross each entered into employment agreements with the Company dated as of April 1, 2002. These employment agreements are identical in all material respects, except as to base salary and incentives, which are subject to adjustment by the Board. The base salaries provided for in these employment agreements for Messrs. Brauch, Herbert, Mapson, McCoy and Ross were $150,000, $220,500, $150,000, $225,000 and $225,000, respectively. Each employment agreement has an initial term of two years. If the Company terminates the employment of any of the aforementioned executive officers, without cause, or if any executive officer terminates his employment either for cause or after the occurrence of a change in control of the Company, the Company will be required to pay such executive officer a lump sum equal to twenty-four times his average monthly compensation, which includes base salary plus maximum incentive compensation opportunity for which such executive officer was eligible for the year in which the date of termination of employment occurs. In such event, the executive officer would also be entitled to continued benefits (or reimbursement for the cost of such benefits) during the twenty-four month period following termination of employment. For purposes of these agreements, cause includes material diminution in duties, material breach by the Company or the requirement that such executive render services primarily at a location outside a 100-mile radius of the present business location of the executive.

        If any payment or benefit to be received by the executive officer is a "parachute payment" as defined in Section 280G of the Internal Revenue Code, and as a result such executive officer would incur an excise tax, the Company will pay him a reduced amount that would result in no excise tax being due.

        During the term of employment and for twenty-four months thereafter, such executive officer may not solicit employees of the Company or solicit customers or vendors of the Company with whom he had material dealings while he was an employee. In addition, these employment agreements impose restrictions on sharing of confidential and proprietary information. In the event of a dispute relating to employment, the prevailing party shall be entitled to reasonable costs and expenses, including attorneys' fees and costs. The Company will be required to cause any successor to all or substantially all of the business and/or assets of the Company to assume the employment agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        This report discusses the compensation objectives and policies applicable to our executive officers and our policy generally with respect to the compensation of all executive officers as a group for fiscal 2002 and specifically reviews the compensation established for our Chief Executive Officer during fiscal 2002.

        During 2002, the Compensation Committee consisted of T. Stephen Johnson (Chairman), J. Stephen Heard and Thomas H. Muller, Jr. On March 31, 2002, the Compensation Committee was reconstituted to include T. Stephen Johnson (Chairman), Stuart M. Cable and Joel A. Smith, III. On August 22, 2002, the Compensation Committee was reconstituted again to include Messrs. Smith, Cable and Muller. This report is submitted by the former and current members of the Compensation Committee, because at various times during fiscal 2002, each participated in determining the Company's compensation policies and practices during fiscal 2002. The policies and practices that governed during the majority of fiscal 2002 are discussed below.

Compensation Philosophy

        Our executive compensation program has three objectives: (1) to align the interests of the executive officers with those of our shareholders by basing a significant portion of an executive's compensation on the Company's performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by our executives. To achieve these objectives, our executive compensation program consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of our employees.

        In determining the amount and type of compensation to be awarded to executive officers for fiscal 2002, we studied the compensation packages for executives of a peer group of the Company's most direct publicly held competitors for executive talent, assessed the competitiveness of our executive compensation program and reviewed the Company's financial performance for the previous year. We also gauged our success in achieving the compensation program's objectives in the prior year and considered the Company's overall performance objectives. The Committee is currently undertaking a review of executive compensation, and has commissioned a study from an outside consultant in connection with such review.

        Each element of our executive compensation program is discussed below.

Base Salaries

        Base salaries for our executive officers for fiscal 2002 are reflected in the Summary Compensation Table. In the cases of Messrs. Freeman, Grimes, Brauch, Herbert, Mapson, McCoy and Ross, base salary was specified in an employment agreement negotiated with the Company and approved by the Compensation Committee of the Board. In addition to the factors described above that support our executive compensation program generally, we evaluated subjectively the responsibilities of the specific executive position and the individual executive's experience and knowledge in determining his or her base salary. Salaries are not based upon the achievement of any predetermined performance targets.

Bonuses

        Bonuses are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement in the coming year. For fiscal 2002, we awarded bonuses based on a combination of factors, primarily the Company's 2002 financial performance. The individual's performance with respect to other departmental and individual goals is also a minor component. We apply a rigorous formula that, in the case of executive officers, is heavily weighted toward the Company's performance in terms of earnings per share, efficiency ratio and return on equity. Bonuses are normally awarded in the first quarter of the year following the year for which performance is measured. Therefore, no bonuses were awarded with respect to the Chief Executive Officer or any other executive officer in 2002 since they were not executive officers of the Company when bonuses for 2001 performance were paid. However, in 2003 we paid the bonuses indicated in the Summary Compensation Table to executive officers identified based upon the formula described above with respect to performance in 2002.

Long-Term Incentive Compensation

        Our long-term incentive compensation is based upon our 1996 Stock Incentive Plan. We believe that placing a portion of executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives directly with those of our shareholders, gives executives a significant long-term interest in the Company's success and helps us retain key executives. In determining the number and terms of options to grant an executive, we primarily consider subjectively the executive's past performance (or, in the case of a new executive, his or her knowledge, and experience and the degree to which we can recruit executives with similar skills) and the degree to which an incentive for long-term performance would benefit the Company. Based on our subjective evaluation of these factors, we granted the options described in the Summary Compensation Table to the executive officers named in that table.

        Through January 2003, the Company had never granted any stock appreciation rights, restricted stock or stock incentives other than stock options. On February 4, 2003, the Company issued restricted stock awards for a total of 45,000 shares to various officers, including some of the executive officers of the Company. Each restricted stock award vests over a four-year period commencing February 4, 2004 in increments of 25% each year.

Benefits

        We believe we must offer a competitive benefits program to attract and retain key executives. We provide the same medical and other benefits to our executive officers that are generally available to our other employees.

Compensation of the Chief Executive Officer

        On November 18, 2001, we entered into an employment agreement with Douglas K. Freeman, our current Chief Executive Officer. The agreement, effective March 31, 2002, is described in "Executive Compensation- Employment Agreements" above.

        We based Mr. Freeman's 2002 salary, bonus and stock options on what he was receiving as Chief Executive Officer of RBMG. We believe that our Chief Executive Officer's overall compensation for fiscal 2002 rewards outstanding results achieved in 2002 and provides an appropriate incentive for continued strong individual and Company performance. We completed a review of the Chief Executive Officer's compensation to determine the competitiveness of his compensation due to the Company's new configuration. Based upon a study from an outside consultant in connection with such review, we have increased Mr. Freeman's salary to $550,000, effective April 1, 2003 and we have increased his maximum potential bonus opportunity to 150% of his salary, prorated for the 2003 fiscal year. We also granted Mr. Freeman 15,000 shares of restricted stock and 100,000 options at $11.05 per share during the first quarter of fiscal year 2003.

        The Company also entered into an employment agreement with its former Chief Executive Officer, D.R. Grimes. The agreement, initially effective January 4, 1999, was amended as of December 17, 2001 and February 11, 2002 and is described in "Compensation of Executive Officers—Employment Agreements" above. The amendments to Mr. Grimes' employment agreement affecting his 2002 compensation were negotiated in contemplation of the acquisition by the Company of RBMG and were designed to recognize his efforts in achieving significant growth and continued profitability for the Company, as well as awarding him a special bonus for significant time and effort expended in connection with negotiating and consummating the acquisition.

Section 162(m) of the Internal Revenue Code

        It is our responsibility to address the issues raised by Section 162(m) of the Internal Revenue Code, as amended. The revisions to Section 162(m) made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. We have reviewed these issues and have determined that no portion of compensation payable to any executive officer for fiscal 2002 is non-deductible. Our 1996 Stock Incentive Plan limits to 100,000 the number of incentive stock options that may be awarded to any individual in a single year under that plan.

March 13, 2003

Submitted by:	THE COMPENSATION COMMITTEE
Joel A. Smith III, Chairman Stuart M. Cable Thomas H. Muller, Jr. T. Stephen Johnson (former member) J. Stephen Heard (former member)

AUDIT COMMITTEE REPORT

        Until March 31, 2002, the Audit Committee consisted of Messrs. Muller (Chairman), Stokes and Clegg. On March 31, 2002, the committee was reconstituted to include Messrs. Muller (Chairman) and Stokes and D. Johnson.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditor's independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1) and considered the compatibility of nonaudit services with the auditors' independence.

        The committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

March 28, 2003	Submitted by:	THE AUDIT COMMITTEE
Thomas H. Muller, Jr., Chairman W. James Stokes David W. Johnson, Jr.

Independence of Audit Committee Members

        The Company's Audit Committee is comprised of three directors. Each member of the Audit Committee is "independent" under the standards set forth under current and proposed Nasdaq rules with the exception of Mr. D. Johnson, who is a former executive officer of RBMG, which was acquired by the Company in 2002. Those rules provide that, for Audit Committee purposes, a director would not be deemed independent if he or she has been an employee of the Company during the current or any three prior calendar years. Mr. Johnson retired as an executive officer of RBMG in 2000. The Nasdaq rules allow an exception for unusual and exceptional circumstances. The Board of Directors considered those independence standards that apply to Mr. Johnson as a member of Audit Committee and approved an exception for unusual and exceptional circumstances, based upon Mr. Johnson's extensive knowledge of the residential mortgage business and the risks associated with that business.

PERFORMANCE GRAPH

        The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on our common stock to the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stock Index from December 31, 1997 to December 31, 2002. The Performance Graph assumes reinvestment of dividends, where applicable.

	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002
NetBank, Inc.	$100	$234	$472	$167	$267	$247
Nasdaq Bank Stock Index	$100	$88	$81	$93	$102	$107
Nasdaq Stock Market (U.S.) Index	$100	$140	$260	$158	$125	$85

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company's common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company, during the fiscal year ended December 31, 2002, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except for one late report for Mr. Herbert covering an award of options on April 15, 2002 of which Mr. Herbert was not advised until after the required reporting period and one late report covering one transaction filed by each of Messrs. T.S. Johnson and Kelton.

CERTAIN TRANSACTIONS

        Certain of the Company's directors received cash in exchange for certain of their stock options in the Company's option tender offer that closed on April 2, 2002. Their participation in the offer was on the same terms and conditions that were applicable to all holders of options that were subject to the offer, and they received no pay or benefits that varied from those received by other option holders on a pro rata basis. Messrs. Clegg, Heard, T.S. Johnson, Kelton, Muller and Stokes tendered options in connection with this offer and received cash in exchange for such options within the range of $6,000 to $16,500 each. Mr. Grimes tendered options in connection with this offer and received cash in exchange for such options in the amount of $1,000,000. He also received $250,000 in exchange for the cancellation of options granted during 2000, as more fully described under "Compensation of Executive Officers—Employment Agreements."

        Some of our directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2002. Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2002.

        Pursuant to his employment agreement, as part of Mr. Freeman's relocation package, the Company paid $5,586 for Mr. Freeman's moving expenses and $83,155, which represents the difference between $820,655, which is the price the Company paid Mr. Freeman for the purchase of his home in Columbia, SC, and $737,500, which is the amount of the sale price, less commissions and closing costs, that the Company received upon sale of the home on February 24, 2003.

        All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features.

PROPOSAL TWO
APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Company's independent auditors for the year ended December 31, 2001 were Deloitte & Touche LLP. On February 28, 2002, the Company notified Deloitte & Touche LLP that the Company would dismiss Deloitte & Touche LLP as its independent external auditor and change its external auditors to Ernst & Young LLP upon completion of Deloitte & Touche LLP's audit of the Company's 2001 consolidated financial statements, which was then in process.

        Prior to such dismissal, the Company did not consult with Ernst & Young LLP regarding the application of accounting principles to a specific completed or contemplated transaction or any matter that was either the subject of a disagreement or a reportable event. The Company also did not consult with Ernst & Young LLP regarding the type of audit opinion that might be rendered on the Company's consolidated financial statements.

        The reports of Deloitte & Touche LLP on the Company's consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the fiscal years ended December 31, 2001 and 2000 and during the subsequent interim period preceding the Company's dismissal of Deloitte & Touche LLP, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused such firm to make reference to the subject matter of the disagreement(s) in connection with its report.

        Unless otherwise directed by the shareholders, the persons appointed as proxies will vote for approval of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Ernst & Young LLP as the Company's independent auditors for fiscal 2003. If the shareholders do not ratify the appointment, the Audit Committee will reconsider its recommendation. We have been informed that no member of Ernst & Young LLP has any direct or material indirect financial interest in the Company or the Bank. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer appropriate questions and to make a statement if they desire.

Audit Fees

        The aggregate fees of Ernst & Young, LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in Quarterly Reports on Form 10-Q for that fiscal year were $418,830.

        The following table shows the amounts paid by the Company to its independent auditors, Ernst & Young LLP, for the last fiscal year.

Category	2002
Audit Fees	$418,830
Audit Related Fees	338,500
All Other Fees	50,000

        "Audit Related Fees" include fees for audits of subsidiaries, compliance audits, registration statements, benefit plan audits, FDICIA procedures and related items. "All Other Fees" is comprised of tax consulting projects.

        The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 2003.

SHAREHOLDER PROPOSALS

        We must receive any shareholder proposals submitted for consideration at the next annual meeting of shareholders no later than December 31, 2003 for those proposals to be included in our 2004 proxy materials. A shareholder must notify the Company before January 31, 2004 of a proposal for the 2004 Annual Meeting that the shareholder intends to present other than by inclusion in the Company's proxy materials. If we do not receive such notice before January 31, 2004, proxies that our management solicits will confer discretionary authority upon our management to vote upon any such matter.

OTHER BUSINESS

        We know of no other matters that may be brought before the meeting. If, however, any matter other than the election of directors or a matter incident to the election of directors properly comes before the meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.

        A copy of our Form 10-K for the year ending December 31, 2002 (excluding exhibits) filed with the Securities and Exchange Commission is available to shareholders, without charge, upon written request to NetBank, Inc., 11475 Great Oaks Way, Suite 100, Alpharetta, Georgia 30022 (Attn: Chief Financial Executive). We will charge reproduction cost of up to 25¢ per page for any exhibits requested. In addition, a free copy including exhibits is available within the Investor Relations area of the Company's Web site at www.netbank.com.

NETBANK, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2003

The undersigned shareholder of NetBank, Inc. (the "Company") hereby appoints Charles E. Mapson and Matthew Shepherd as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the "Meeting") to be held at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022 on Thursday, April 24, 2003 at 10:00 A.M. and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Meeting (the "Proxy Statement"), receipt of which is hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROPOSAL 1:	To elect the nominees listed below to serve as Class III directors of the Company for a term expiring at the 2006 Annual Shareholders' Meeting.
Robin C. Kelton Thomas H. Muller, Jr. David W. Johnson, Jr.
	FOR all nominees listed above	WITHHOLD AUTHORITY for all nominees
WITHHOLD AUTHORITY only for nominee(s) written in the space below:

PROPOSAL 2:	To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 2003
FOR AGAINST ABSTAIN

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.

Discretionary authority is hereby conferred as to all other matters which may come before the meeting.

                        Dated:  , 2003

                        (Be sure to date your Proxy)

                        Name(s) of Shareholder(s)

                        Signature(s) of Shareholder(s)

                        If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.

                        Please mark, date and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.

PLEASE RETURN PROXY AS SOON AS POSSIBLE

QuickLinks

EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
PROPOSAL TWO APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
OTHER BUSINESS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.